(m)(4)(i)

AMENDED SCHEDULE A

with respect to the

THIRD AMENDED AND RESTATED SHAREHOLDER SERVICE

AND

DISTRIBUTION PLAN

for

VOYA MUTUAL FUNDS

CLASS R SHARES

Series

Voya Global Bond Fund

Voya Global Diversified Payment Fund

Voya Global High Dividend Low Volatility Fund

Voya Global Perspectives® Fund

Voya Multi-Manager Emerging Markets Equity Fund

Voya Multi-Manager International Small Cap Fund

Voya Russia Fund

Date last amended: November 19, 2020